Exhibit 99.3

CONTACT:	Glen L. Ponczak (414) 524-2375 Denise Zutz (414) 524-3155	July 23, 2003

Johnson Controls CEO Barth to Succeed Keyes as Chairman;
Regular Cash Dividend Declared

     Milwaukee, Wisconsin, July 23, 2003 . . . Johnson Controls, Inc. (JCI) Board of Directors today announced that John M. Barth, President and Chief Executive Officer, has been elected to the additional post of Chairman effective January 1, 2004.

     Mr. Barth will succeed James H. Keyes who will retire December 31. He will continue as a member of the Board of Directors.

     “We owe Jim a huge debt of gratitude for the value he has provided to our customers, our employees and our shareholders,” Mr. Barth said. “When he became CEO, this company had sales of $3 billion. Through his vision and unrelenting focus on the attainment of real growth, Johnson Controls will end 2003 with sales of over $22 billion and an enviable track record for increased earnings. We are fortunate to have learned so much from Jim, and we are determined to uphold the 118-year tradition of exceeding the expectations of all our stakeholders.”

     Mr. Keyes said, “I am confident that John and his management team will continue to strengthen our innovation process and invest in the technologies that will help our customers succeed, and therefore fuel our growth. John is also committed, and is inordinately qualified, to further strengthen the company’s leadership capabilities and to sustain Johnson Controls’ reputation for integrity.”

     Mr. Keyes has served Johnson Controls as Chairman since 1993, CEO since 1988 and President since 1986. He joined the company in 1966 and was elected to the Board of Directors in 1985.

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July 23, 2003 Page 2

     Mr. Barth was elected CEO in 2002 and President in 1998. He joined the company in 1969 and served in a variety of operating management positions, including heading Johnson Controls’ Automotive Systems Group since 1990. Mr. Barth was elected to the Johnson Controls Board of Directors in 1997.

     Company directors also authorized a regular quarterly cash dividend of $.36 per common share. The dividend is payable September 30, 2003 to shareholders of record September 12, 2003.

     Johnson Controls has paid consecutive dividends since 1887.

     The company also said that Frank A. Voltolina, who became the company’s Vice President and Treasurer on June 24, was elected a corporate officer.

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Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.